UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2015

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Succession of Chief Executive Officer

On July 7, 2015, SunOpta Inc. (the “Company”) announced the appointment of Hendrik Jacobs, the Company’s President and Chief Operating Officer, to President and Chief Executive Officer, effective October 1, 2015. In conjunction with this appointment, Mr. Jacobs will also become a member of the Board of Directors, effective October 1, 2015. Mr. Jacobs will succeed current CEO, Steve Bromley, who will become Vice-Chair, effective October 1, 2015, and will remain on the Board to facilitate the transition in leadership and to support Jacobs and the Board on key corporate development activities until the end of 2015.

Mr. Jacobs, 54, joined the Company in August 2012 as President and Chief Operating Officer. Mr. Jacobs has over 20 years of international sales, marketing, innovation, strategic development and general management experience. Prior to joining the Company, Mr. Jacobs held a number of progressively responsible positions with Tetra Pak, the world’s leading supplier of equipment and materials for the processing and packaging of liquid food products, with revenues of approximately $12 billion in 165 markets worldwide. In his last position with Tetra Pak, Mr. Jacobs served as Cluster Vice President for North Europe with responsibility for the United Kingdom, Ireland, Scandinavia and the Baltic States. Prior to this role, he served as Managing Director Benelux with responsibility for the Netherlands, Belgium and Luxemburg, as Vice President of Strategy and Planning with responsibility for setting long term technology and product development strategies, and as Vice President of Sales for TetraPak USA. Prior to joining Tetra Pak Mr. Jacobs held a number of international sales, marketing and general management positions with PepsiCo, Royal Dutch Ahold and the Coca-Cola Company. Mr. Jacobs holds a Masters of Business Administration degree from the American Graduate School of International Management and a Bachelor of Business Administration from Oregon State University. Mr. Jacobs has no family relationship to any other director or executive officer of the Company.

Compensatory Arrangements

In connection with Mr. Jacobs’ appointment as President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Jacobs. Under the terms of the employment agreement, Mr. Jacobs’s annual base salary will be not less than $650,000 USD and is to be reviewed annually. Mr. Jacobs will be eligible to earn a target bonus equal to 100% of his base salary under the Company’s Short Term Incentive Plan and a target bonus equal to 150% of his base salary under the Company’s Long Term Incentive Plan. In addition, Mr. Jacobs will be awarded options to purchase 23,000 common shares of the Company, vesting 20% each year for five years, and 23,000 performance share units that will vest according to the Company’s 2015 Long Term Incentive Plan.

If Mr. Jacobs employment were to be terminated without “cause” as defined in the employment agreement, the Company would be required to pay Mr. Jacobs severance benefits for twenty-four months, including salary continuance, incentive based on the average of the last two years of short term incentive previously awarded to him, continuation of medical and dental insurance benefits during the severance period, and the monetary equivalent of the amounts the Company previously paid for long term disability, life insurance and auto insurance during the severance period.

Mr. Bromley will continue to serve as Chief Executive Officer until October 1, 2015. Effective October 1, 2015, Mr. Bromley’s title and role will change to Vice-Chair, and he will serve as Vice-Chair until December 31, 2015. Mr. Bromley will also continue to serve as a director until December 31, 2015.

The Company has entered into a separation agreement with Mr. Bromley. Under the terms of the separation agreement, Mr. Bromley will continue to receive his base salary of $570,000 CAD through December 31, 2015. Mr. Bromley will also be entitled to receive a bonus based on the Company’s year-end financial results in accordance with the Company’s 2015 Short Term Incentive Plan.

Subsequent to the termination of Mr. Bromley’s employment on December 31, 2015, the Company will pay Mr. Bromley a monthly amount of $43,025.51 CAD, less applicable withholding, for a period of thirty-six months (the “Separation Period”). The payments reflect the equivalent of twenty-four months of Mr. Bromley’s current salary paid out over a thirty-six month period. Mr. Bromley or the Company may elect to have the unpaid balance of the separation payments paid as a lump sum, subject to certain conditions. Mr. Bromley has agreed to provide certain consulting services to the Company during the Separation Period.

Mr. Bromley will retain his outstanding stock options and performance shares during the Separation Period. Options will continue to vest in accordance with their terms during the Separation Period. Any options that are not exercised prior to the end of the Separation Period will expire. Any outstanding performance shares will continue to vest during the Separation Period in accordance with the Company’s 2014 and 2015 Long Term Incentive Plans.

The descriptions of the terms of Mr. Jacob’s employment agreement and Mr. Bromley’s separation agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

The list of exhibits in the Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By:	/s/ Robert McKeracher
Robert McKeracher
Vice President and Chief Financial Officer

Date:	July 7, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated July 6, 2015, between SunOpta Inc. and Hendrik Jacobs.

10.2	Separation Agreement, dated July 6, 2015, between SunOpta Inc. and Steven Bromley.